Welcome! 2013 Annual Meeting June 26, 2013

Mission Accomplished! • Third and final Formal Agreement terminated. • Net income of $2.1 million – ROAA 1.98% ROAE 14.82%. • N et loan growth of 13%. • Loan sales of $10.7 million with net gain of $1.3 million through April 2013.

Business Platforms SBA/Government Lending • Scott Umbaugh – President • 7 employees, loan production in multiple states with offices in Portland, OR, Denver, CO, & Phoenix, AZ. Plans to expand to DFW and other markets. Dental/Professional • Audrey Wendel – President • 3 employees, loan production based in Dallas with multi - state referral sources. Community Bank • Steve Jones – President • 2 employees serving DFW. Trust • Charles Holmes – Chief Trust Officer • 6 employees administering over $1 billion in trust assets.

So Far This Year • Gross loan origination (committed a mounts) of $34.8 million. • SBA - $19.2 million. • Dental/Professional - $12.2 million. • Community Bank - $3.3 million. • Loan sales of $9.1 million. • Net loans - $100 million. • Trust net income through March 31, 2013 - $257 thousand. Unaudited. Information is as of June 9, 2013 except as indicated

What We Expect Loans in Process • SBA and related - $19 million approved by Bank, $25 million in pending proposals. Primarily adjustable rate.* • Dental & Professional - $1 million approved by Bank, $9 million in pending proposals. * • Community Bank - $500 thousand approved by Bank. $7 million in approved guidance lines for new construction.* * Unaudited. Some or all of the approved loans , guidance lines, and/or pending proposed loans may never close and fund.

Deposits Branch Consolidation • Southlake location sublet. Expense savings of approx. $65 K annually. • Plano branch consolidating to main office. Expense saving of approx. $45 K annually . • Main branch moving to 16200 Dallas Parkway.* - Bank will occupy 1/3 rd (11,000 sq. ft.) - Remaining space is or will be leased. - Improved exposure on toll way. - Expect significant reduction in occupancy expense.

T Bancshares

OCC approved T Bank's mobile branch application.

A better way to deliver outstanding customer service, increase customer loyalty, and reach out to new customers.

This a in’t it!

Banking Concierge Service Introducing Arriving in our Tesla, Model S all electric vehicle, the Banking Concierge will, at current and prospective client locations in the DFW area: • deliver and install our remote banking products • t rain clients on the use of our technology on their computer, laptop, or phone • open accounts and transport documents and other banking transactions • Cross sell products.

Economic Issues • Bernanke sparks bond and stock investor panic by saying that if economy improves, Fed will scale back and eventually end QE - 3. Why is this a surprise? Three other FOMC members smooth things out. We expect interest rates will rise – some day! We believe our job is to prepare for that and we intend to. • Dallas Fed website for DFW reflects unemployment of 6.4% compared to 7% last year. • Texas A&M Real Estate Center reports 2.8 months supply of homes on the market. This is the lowest level since 1990 and down from 7.3 months when it peaked in May 2011 during recession. • From the June 5 th Fed Beige Book 11 th District – “[The] economy expanded at a stronger pace over the last six weeks than in the previous reporting period.” On Housing – “The sector continues to improve with further gains in sales and construction.” And finally on the financial sector - Financial institutions experienced modest growth in loan demand, with … weakness continuing in corporate transactions .” “Loan pricing remains very competitive.”